UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ADTRAN, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING

AND

PROXY STATEMENT

April 4, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 14, 2014, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope, or vote by telephone or over the Internet as directed on the enclosed proxy card, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

For ease of voting, stockholders are encouraged to vote using the Internet. If you would like to reduce the costs incurred by ADTRAN, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically. To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Sincerely, THOMAS R. STANTON Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

NOTICE HEREBY IS GIVEN that the 2014 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 14, 2014, at 10:30 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect six directors to serve until the 2015 Annual Meeting of Stockholders;

2.	An advisory proposal to approve the company’s executive compensation. The proposal is to consider and vote on the following:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2014; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 17, 2014 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

James E. Matthews Senior Vice President – Finance,
Chief Financial Officer, Treasurer,
Secretary and Director

Huntsville, Alabama

April 4, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 14, 2014:

This Notice, the Proxy Statement and the 2013 Annual Report to Stockholders of ADTRAN, Inc. are available at www.proxyvote.com.

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2014 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Wednesday, May 14, 2014, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 4, 2014.

This Proxy Statement, the attached Notice of Annual Meeting and our 2013 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 17, 2014. On the record date, 56,641,687 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting with regard to Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by the Bylaws of the Company and is a majority of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the nominees and, therefore, will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 2, an advisory vote to approve the Company’s executive compensation, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. As the vote is advisory only and not binding there is no required vote. In determining the results of the vote, however, abstentions will have the same legal effect as voting against the proposal.

In voting with regard to Proposal 3, the ratification of the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for each proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 3 is discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal. We believe Proposals 1 and 2 are non-discretionary.

As of March 17, 2014, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 1,652,248 shares of our common stock, constituting approximately 2.85% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Proxies

You should specify your choices with regard to each of the proposals (1) by telephone as directed on the enclosed proxy card, (2) over the Internet as directed on the enclosed proxy card, or (3) on the enclosed proxy card by signing, dating and returning it in the accompanying postage paid envelope. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” approval of a shareholder advisory vote on executive compensation and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving written notice to James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);

•	executing and delivering to Mr. Matthews a proxy card bearing a later date;

•	voting again prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting, as directed on the enclosed proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $9,000 plus reasonable out-of-pocket expenses. We will pay all expenses incurred in connection with the solicitation of proxies. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will also reimburse such brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2014, by (1) each of our directors and our director emeritus, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

	Common Stock Beneficially Owned (1) (2)
Name and Relationship to Company	Number of Shares	Percent of Class
Thomas R. Stanton
Chairman of the Board, Chief Executive Officer and Director	550,742	*

James E. Matthews
Senior Vice President – Finance, Chief Financial Officer, Treasurer, Secretary and Director Se	152,009	*

Raymond R. Schansman
Senior Vice President and General Manager – Enterprise Networks	106,172	*

James D. Wilson, Jr.
Senior Vice President and General Manger – Carrier Networks	61,328	*

Michael Foliano
Senior Vice President – Global Operations	72,929	*

James L. North
Director Emeritus	121,795	*

Roy J. Nichols
Director	79,890	*

William L. Marks
Director	69,411	*

H. Fenwick Huss
Director	40,795	*

Balan Nair
Director	36,795	*

All directors, director emeritus and executive officers as a group (13 persons)	1,652,248	2.85%

*	Represents less than one percent of the outstanding shares of our common stock.
(1)	Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 17, 2014 as follows: Mr. Stanton – 467,944 shares; Mr. Matthews – 152,009 shares; Mr. Schansman – 102,269 shares; Mr. Wilson – 58,226 shares; Mr. Foliano 72,747 shares; Mr. North – 30,000 shares; Mr. Nichols – 30,000 shares; Mr. Marks – 25,000 shares; Dr. Huss – 30,000 shares; Mr. Nair – 25,000 shares; and all directors and executive officers as a group – 1,330,119 shares. The shares included in the table above, do not include shares of our common stock that may be issued upon distribution of stock awards that were deferred pursuant to the Company’s Deferred Compensation Plan, which the individual becomes entitled to upon separation of service from ADTRAN, but which shares are actually payable on the first day of the month following the six month anniversary of the participant’s separation from service from ADTRAN, as follows: Mr. Stanton – 34,163 shares; Mr. Matthews – 9,623 shares; Mr. Schansman – 7,458 shares; Mr. Wilson – 2,652; Mr. Foliano – 4,815 shares; and all directors and executive officers as a group – 58,710 shares. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days or that an officer or director may become entitled to under the terms of the Company’s Deferred Compensation Plan upon separation of service within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.
(2)	The shares shown include: as to Mr. Schansman, 3,903 shares held by 401(k) plan; as to Mr. Wilson, 2,076 shares held by 401(k) plan; as to Mr. Foliano, 182 shares held by 401(k) plan; as to Mr. Nichols, 23,328 shares held in a trust, 5,421 shares held by his wife and 12 shares held by his wife as custodian for grandchildren under Unified Transfers to Minors Act and as to which Mr. Nichols disclaims beneficial ownership of; as to Mr. Marks, 8,600 shares held in an Individual Retirement Account; and as to all directors and executive officers as a group, 15,561 shares held by 401(k) plan and Individual Retirement Account, 5,487 shares owned by spouses and other immediate family members (including as custodian) and 23,328 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	7,969,623	(1)	14.07%

Kornitzer Capital Management, Inc. 5420 West 61st Place Shawnee Mission, KS 66205	5,927,896	(2)	10.47%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	5,778,063	(3)	10.20%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,004,523	(4)	8.84%

Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	4,415,012	(5)	7.79%

Citadel Advisors LLC 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603	3,194,567	(6)	5.64%

The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,140,005	(7)	5.54%

(1)	The amount shown and the following information is derived from Amendment No. 2 to the Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”), reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, T. Rowe Price, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over 1,377,900 shares and sole dispositive power over all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares.
(2)	The amount shown and the following information is derived from Amendment No. 3 to the Schedule 13G filed by Kornitzer Capital Management, Inc. (“KCM”), reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, KCM, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over all of the shares, sole dispositive power over 5,761,908 shares and shared dispositive power over 165,988 shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.
(3)	The amount shown and the following information is derived from Amendment No. 9 to the Schedule 13G filed by Royce & Associates, LLC, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of and has sole voting and dispositive power over the shares.
(4)	The amount shown and the following information is derived from Amendment No. 4 to the Schedule 13G filed by BlackRock, Inc., reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, BlackRock, Inc. is the beneficial owner of all of the shares, and has sole voting power over 4,822,847 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares; however, no one person’s interest in the shares is more than five percent (5%) of the total shares.
(5)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by 13G by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Artisan Partners Asset Management Inc., the general partner of Artisan Holdings (“APAM”), Artisan Partners Funds, Inc. (“Artisan Funds”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, each of these persons and entities, other than Artisan Funds, reported beneficial ownership and shared dispositive power of all of the shares and shared voting power with respect to 4,042,965 shares. Artisan Funds reported beneficial ownership, shared voting power and shared dispositive power as to 2,888,115 shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.
(6)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II, LP (“CAH2”), the managing member of Citadel Advisors, Citadel GP LLC (“Citadel GP”), the general partner of CAH2, and Kenneth Griffin, the President and Chief Executive Officer of, and owner of a controlling interest in, Citadel GP, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Mr. Griffin and Citadel GP each reported beneficial ownership, shared dispositive power and shared voting power of all of the shares, and Citadel Advisors and CAH2 each reported beneficial ownership, shared dispositive power and shared voting power of 3,180,967 shares.
(7)	The amount shown and the following information is derived from Amendment No. 2 to the Schedule 13G filed by The Vanguard Group, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, is the beneficial owner of all of the shares, and has sole voting power over 86,538 shares, sole dispositive power over 3,058,567 shares, and shared dispositive power over 81,438 shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of six members. In addition, James L. North, who was a Board member until his resignation in December 2002, currently serves as a director emeritus of ADTRAN. All members of the Board of Directors were elected at the 2013 Annual Meeting.

The Board of Directors has nominated Thomas R. Stanton, H. Fenwick Huss, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols for election as directors at the 2014 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2015 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.

Each of the nominees has consented to serve his term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

Our products and our success in our markets depend on our ability to stay abreast of and respond to developments in communications and information technologies. We have also grown profitably; in order to protect and enhance our growth and profitability it is important for us to understand the financial environments which impact us and the risks in those environments as well as the tools of corporate finance available to us to navigate and manage those risks. We also have a significant number of employees and numerous locations. In selecting directors we are concerned to have a diverse group of directors so that our board has an effective mix of technical, financial, operating and management experience in our directors. We have a long-standing policy of keeping our board relatively small. We also believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the company but should nevertheless include the insight and judgment of our senior management; four of our six directors are not employees.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Thomas R. Stanton, H. Fenwick Huss, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols as directors for a one year term expiring at the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

Set forth below is certain information as of January 31, 2014 regarding the six nominees for director, including their ages and principal occupations.

THOMAS R. STANTON has served as our Chief Executive Officer and a director since September 2005, and as our Chairman of the Board since April 2007. Prior to becoming our Chief Executive Officer, Mr. Stanton served as our Senior Vice President and General Manager – Carrier Networks from 2001 to September 2005, Vice President and General Manager – Carrier Networks from 1999 to 2001, and Vice President – Carrier Networks Marketing from 1995 to 1999. Before joining ADTRAN, Mr. Stanton served as Vice President – Marketing & Engineering for Transcrypt International, Inc. in 1995. He also served as Director, Marketing and then Senior Director, Marketing, for the E.F. Johnson Company from 1993 until joining Transcrypt in 1995. Mr. Stanton has served on the board of directors for a number of technology companies, the Chamber of Commerce of Huntsville/Madison County and currently serves as Chairman for the Telecommunications Industry Association (TIA), and as Chairman for the Federal Reserve Bank of Atlanta’s Birmingham Branch. He is also a board member for the Economic Development Partnership of Alabama (EDPA). Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our company and extensive experience in all aspects of our industry. Mr. Stanton is 49.

H. FENWICK HUSS has served as Dean of the J. Mack Robinson College of Business at Georgia State University since July 2004. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998. He has been a member of the School of Accountancy faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989, and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002 and currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Dr. Huss has been selected as a nominee for director because he brings the point of view of academia and in particular the information and new concepts that develop in the business school environment, because he has extensive experience and knowledge of financial accounting and corporate finance and because he has management experience in the academic environment. Dr. Huss is 63.

WILLIAM L. MARKS served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, from 1990 to his retirement in March 2008, and served in various executive and management capacities with AmSouth Bank, N.A. from 1977 to 1990. Mr. Marks currently serves as a director of CLECO Corporation and CLECO Power, LLC., and as a Life Trustee of Wake Forest University. Mr. Marks has served as a director of ADTRAN since 1993 and currently serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Marks has been selected as a nominee for director because of his career in finance and financial services, because of his expertise in banking and corporate finance and because of his extensive experience as an executive and senior manager in the course of his career. Mr. Marks is 70.

JAMES E. MATTHEWS has served as our Senior Vice President – Finance, Chief Financial Officer and Treasurer since 2001 and as our Secretary and as a member of our Board since February 2007. Before joining ADTRAN, Mr. Matthews was the Chief Financial Officer of Home Wireless Networks, Inc. from 1999 to 2001. From 1998 to 1999, he served as Chief Executive Officer of Miltope Group, Inc. and as Vice President Finance and Chief Financial Officer of Miltope Group, Inc. from 1995 to 1998. From 1992 to 1995, Mr. Matthews served as Controller of Hughes Training, Inc. Mr. Matthews has been selected as a nominee for director because he is our Chief Financial Officer, because he has extensive knowledge of financial accounting, corporate finance and all financial facets of our company and because he has management experience prior to joining ADTRAN. Mr. Matthews is 57.

BALAN NAIR is Executive Vice President and Chief Technology Officer for Liberty Global, Inc., a telecommunications company. In this capacity he is responsible for overseeing the global network and technology operations, which span three continents and over 33 million homes. He is also responsible for new product development, oversees global procurement functions and leads Liberty Global’s Technology Investment Venture group. Mr. Nair is an executive officer of Liberty Global and sits on the company’s Executive Management Committee and Investment Committee. Prior to joining Liberty Global in July of 2007, Mr. Nair served as AOL’s chief technology officer overseeing the company’s network operations and back-office systems. After joining AOL in 2006, Mr. Nair led the Technology Operations organization in creating synergies, improving productivity, and increasing efficiencies. Prior to his role at AOL, Mr. Nair spent 12 years at Qwest Communications International Inc. (Qwest), most recently as Chief Information Officer (CIO). As CIO, he was responsible for supporting Qwest’s internal and external applications, legacy systems including maintenance, internal network operations, data centers, and help desk and desktop support functions. He also headed Qwest’s technology management operations that included technical aspects of the company’s product rollouts in broadband, video, call center technology, VoIP, and wireless, among other offerings. As Qwest’s Chief Technology Officer from 2003 to 2005, he spoke often in public forums on technology and strategic topics in the telecommunications industry. Mr. Nair sits on the board of Charter Communications, a leading cable operator in the United States and on the Board of Telenet Group Holding NV, Liberty Global’s Belgium subsidiary. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds a Masters of Business Administration and a Bachelor of Science in electrical engineering, both from Iowa State University. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel. Mr. Nair is 47.

ROY J. NICHOLS founded and served as President of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Blue Creek Investments and the Hudson Alpha Institute of Biotechnology. Mr. Nichols has served as a director of ADTRAN since 1994, and has served as our lead director since October 2006. Mr. Nichols is also a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Nichols has been selected as a nominee for director because he has extensive experience with leadership, risk assessment, information technologies and extensive knowledge of and history with our company. Mr. Nichols is 75.

Information Regarding Director Emeritus

Set forth below is certain information as of January 31, 2014 regarding our director emeritus, including his age and principal occupation.

JAMES L. NORTH is the managing attorney of James L. North & Associates located in Birmingham, Alabama and has been counsel to ADTRAN since its incorporation in November of 1985. Mr. North has been a practicing attorney since 1965, after receiving his Juris Doctor from the University of Virginia School of Law. Mr. North served as a director of ADTRAN from 1993 to 2002 and currently serves as Director Emeritus. He has been asked to remain Director Emeritus because of the legal and professional skills he brings to the Board as well as being an advisor to or director of the company since its incorporation. Mr. North is 77.

CORPORATE GOVERNANCE

Board Structure – Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Messrs. Marks, Nair and Nichols and Dr. Huss do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The incumbent independent directors also constitute all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Mr. Nichols, our independent lead director, presides over these meetings, coordinates the activities of the independent directors and serves as liaison between the independent directors and our Chief Executive Officer and senior management. We believe this structure facilitates the development of a productive relationship with our Chief Executive Officer and ensures effective communication between our Chief Executive Officer and the independent directors.

Mr. Stanton is both our Chief Executive Officer and our Chairman; his predecessor, Mark Smith, one of our founders, also held both of these positions and we believe that having our Chief Executive Officer also holding the position of Chairman is important in underscoring his authority to our customers, our vendors and our employees and in our markets generally. We believe that this structure enhances our day to day operating effectiveness and does not undercut the benefits available to the Board of having separated these functions because we have established a lead director whose role is extensive and who in relationship to the other directors performs many of the functions that might otherwise be performed by a board chairman.

Meetings of the Board of Directors and its Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2013, the Board of Directors held seven meetings, the Audit Committee held eight meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held two meetings. All members of the Board of Directors, attended at least 75% of the aggregate of meetings of the Board of Directors and of the committees of which he is a member. Five of the incumbent directors and director emeritus James North, attended the 2013 Annual Meeting of Stockholders on May 8, 2013.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (4) the qualifications and independence of our independent registered public accounting firm; (5) the performance of our internal audit function and the independent registered public accounting firm; and (6) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Dr. Huss is the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert.

Compensation Committee

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. In addition, the Compensation Committee is responsible for administering our 2006 Employee Stock Incentive Plan, our 2010 Directors Stock Plan, our Variable Incentive Compensation Plan and our Deferred Compensation Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Marks is the Chair of the Compensation Committee.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans, and approves equity grants. The Committee has authority to review and approve annual performance goals and objectives for our Chief Executive Officer, to evaluate his performance and to set his compensation based on the evaluation. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation within 90 days of the beginning of each fiscal year. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so. In accordance with Delaware law, in November 2013 the Compensation Committee also delegated to the Chief Executive Officer the authority to approve individual incentive stock option awards to employees of ADTRAN who are not officers, subject to a maximum aggregate limit of 835,380 stock options, and pre-approved terms and conditions.

At the beginning of each calendar year, our Compensation Committee reviews the variable incentive cash compensation (“VICC”) program results from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the latter part of each calendar year to determine and approve annual equity awards.

Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. In doing so, he consults with our Chief Financial Officer.

Our Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants. Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. In 2011, however, the Compensation Committee engaged Towers Watson to provide compensation information and analysis with respect to the telecom industry and to our peer companies within the industry and recommendations with respect to possible changes in compensation for officers and directors. The Compensation Committee considered this information in connection with compensation decisions for 2013.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Nair is the Chair of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee seeks to create a Board that as a whole is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and ADTRAN at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that set forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.

As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2015 Annual Meeting, stockholder recommendations for director must be received by us no later than December 5, 2014. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

All of the current nominees for director recommended by the Board for election by the stockholders at the 2014 Annual Meeting are current members of the Board. In evaluating candidates for director, the Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and his prior performance as a director, the Committee determined to recommend each incumbent director for re-election. The Committee has not received any nominations from stockholders for the 2014 Annual Meeting.

Communications with the Board of Directors

The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline by email at hotline@adtran.com, by mail at ADTRAN, Inc. Hotline, P.O. Box 5765, Huntsville, Alabama 35814, or by calling the hotline at 1-888-723-8726 (1-888-7ADTRAN). Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – Corporate Governance Hotline.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

The goals of our executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the telecommunications industry;

•	align management’s interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and

•	align management’s interests with the interests of stockholders by including long-term equity incentives.

To achieve these goals, we focus on several key points in the design of our executive compensation program. First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company. We believe that retention involves two interrelated components – establishment of a working environment that provides intangible benefits to our executives and encourages longevity and overall compensation that is generally competitive within our industry and among companies of comparable size and complexity. Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides overall compensation to our executive officers that is roughly average when compared to companies with which we compete for talent, but still remains competitive with those companies.

In 2008, the Board of Directors, the Compensation Committee and senior management undertook a review of our compensation policies and practices, including the levels of the various types of compensation that we use for senior managers. Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. In connection with the 2008 review, however, at the request of the Compensation Committee we retained the compensation consulting firm of Towers Watson to provide compensation information and analysis with respect to the telecom industry and to our peer companies within the industry. The review also included information collected by senior management and the Committee from industry and other sources, surveys and databases, including publicly available compensation information of other companies, both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs. As a result of the 2008 review of executive compensation, the Compensation Committee determined that our compensation levels for some senior managers were not competitive within the telecom industry or among our peers. The Committee determined further that these compensation levels should be increased toward a more competitive level in multiple steps over a reasonable time period. The Board concurred.

As discussed in previous years, the equity compensation awards made by the Company for senior managers at the end of 2009, 2010, 2011 and 2012 reflected these decisions. The compensation decisions made in 2013 for senior managers continue the theme and represent another step toward attaining more competitive levels of compensation. Effective January 1, 2011, the Company revised its VICC program for executives under our Variable Incentive Compensation Plan and adopted a group of VICC programs designed to encourage and reward growth in pretax income, and in various categories of revenue.

In 2010, the Compensation Committee and senior management undertook a review of the compensation of certain officers and management employees. As a result of this review, the Compensation Committee determined that to better incentivize officers and managers and to attract and retain qualified executives that the Board, among other things, should consider increasing the maximum performance award that may be awarded in a plan year. As a result of this review, the Company adopted the Variable Incentive Compensation Plan (the “Variable Incentive Compensation Plan”) at the 2011 annual meeting and the maximum performance award to any recipient for any plan year was increased to $3,000,000.

The Compensation Committee also seeks to establish and maintain a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	our need for someone in a particular position; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.

The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.

Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and compensation issues. Our Chief Executive Officer also provides the Compensation Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Compensation Committee throughout the year, the Compensation Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Components of Executive Compensation

Our executive compensation program consists of base salary, commissions for sales executives, an annual VICC program, and long-term equity incentives in the form of stock options and performance-based restricted stock units. Executive officers also are eligible to participate in a nonqualified deferred compensation program (and the Board approved the inclusion of directors in this program beginning in 2010) and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan. The Compensation Committee of our Board of Directors oversees our executive compensation program.

Base Salary and Commissions. Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer. Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities. The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent. In 2008, the Committee engaged Towers Watson to support that effort. From 2009 through 2013, however, the Committee did not use a compensation consultant with respect to executive compensation, but did use statistics and information received from Towers Watson as well as other industry sources, studies and databases in considering executive compensation.

For our sales executives, commissions are an important element of cash compensation, because they tie the executive’s pay directly to his success in his area of responsibility. Our sales executives generally receive half of their cash compensation (not including annual VICC, if any) in salary and half in commissions, which is consistent with our historical practice and our understanding of the standard practice in the market for these executives. The Committee also reviews historical salary and commission information for each of the executive officers as part of its analysis in setting base salaries and commission structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.

In January, 2013, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee did not approve salary increases for the named executive officers as reflected in the following table:

Named Executive Officer	2012 Base Salary	2013 Base Salary
Thomas R. Stanton	$560,000	$560,000
James E. Matthews	$321,360	$321,360
James D. Wilson, Jr.	$292,114	$292,114
Raymond R. Schansman	$290,578	$290,578
Michael Foliano	$285,171	$285,171

Annual Incentive Compensation. We provide our executives the opportunity to earn annual VICC under our Variable Incentive Compensation Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. VICC available for 2013 was determined by a formula based on designated performance measures for total company pretax income, total company revenue, total international revenue, total Carrier Network revenue, total Enterprise Network revenue and certain other subcategories of revenue, as described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We use these performance measures for our annual incentive awards because we consider them as the most appropriate drivers of stockholder value. Total company pretax income and total company revenue performance measures required a growth rate of at least 2.5% in that measure over the prior year’s performance for officers to receive any VICC. The Committee does not have the discretion under the Variable Incentive Compensation Plan to grant a VICC award absent attainment of the minimum performance measures. The Committee has the discretion to decrease a VICC payout under the plan even if performance measures are met, but the Committee does not have any discretion under the plan to increase a VICC payout above the amount determined pursuant to the established VICC formula.

For 2013 the Company did not meet the performance measures established for the 2013 program under the Variable Incentive Compensation Plan. Consequently, our executives did not earn any bonuses for 2013 performance under that plan.

Long-Term Incentive Awards. We compensate our executive officers in part with annual grants of stock option awards under our 2006 Employee Stock Incentive Plan, which is described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We grant stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with those of our stockholders in the long term, and because these awards are a standard form of compensation among the companies with which we compete for executive talent. The Compensation Committee believes that stock option awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in ADTRAN’s success. In addition, they can provide beneficial tax treatment that executives value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

As discussed above under “Overview and Philosophy,” in 2008 the Compensation Committee, based on discussions with the Chief Executive Officer and after considering information received from Towers Watson and other industry surveys and databases, determined to add an additional equity component in the form of performance-based restricted stock units, referred to as “performance shares,” for the Chief Executive Officer and the Senior Vice Presidents. The Committee chose this form of award to further implement our executive compensation goals of better aligning the interests of these executives, who can most directly impact our overall financial performance, with the interests of our stockholders and of our Company by making the awards dependent on corporate performance, and allocated a portion of the long-term incentive awards for these executive officers accordingly. The number of performance shares earned by the executive officers is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. For 2013, the Compensation Committee selected as a peer group all companies in the NASDAQ Telecommunications Index. The Committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry.

As discussed in more detail below in the narrative following the Grants of Plan-Based Awards table, depending on our relative TSR over the performance period, the executive officers may earn from 0% of the number of target performance shares if the relative TSR performance is not at least equal to the 20th percentile of the peer group, to 150% of the number of target performance shares if relative TSR performance equals or exceeds the 80th percentile of the peer group. Shares earned are distributed at the end of the three-year performance period. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are paid in cash upon vesting of those shares under the applicable awards.

The 2010 grant of performance shares vested on November 4, 2013 and the Compensation Committee certified in November 2013 that the TSR relative to its peer group over the performance period was 32.8%. As a result, the recipients earned 57.3% of the performance shares originally granted and payment, in cash, of the dividend credits accrued on such performance shares.

Our long-term equity incentive awards are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2013, the Compensation Committee approved stock option awards to our executive officers that vest over a four year period, with 25% vesting on each anniversary of the grant date. In addition, in November 2013, the Committee approved performance share awards to the Chief Executive Officer and the Senior Vice Presidents, as discussed above. The total awards to the named executive officers in 2013 were as follows, and are described in the narrative below the Grants of Plan-Based Awards table:

Named Executive Officer	2013 Stock Option Award	2013 Performance Share Award
Thomas R. Stanton	75,366	13,547
James E. Matthews	21,942	4,000
James D. Wilson, Jr.	20,034	3,100
Raymond R. Schansman	20,034	3,100
Michael Foliano	18,062	3,100

In determining the amount of these incentive equity awards, the Compensation Committee began by deciding on an overall pool amount for the company, taking into account the estimated expense to us of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from company-wide option awards and performance shares, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. The Committee established a pool of up to 1,018,300 stock options and 26,847 performance shares for the 2013 annual grant, as compared to a pool of up to 1,026,000 stock options and 26,847 performance shares for the 2012 annual grant. The Committee allocated the pool of options and performance shares among the different functions throughout the company, based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Compensation Committee then set each executive’s individual award from the amount allocated to the function in which he serves, based on the recommendation of our Chief Executive Officer with input from our Chief Financial Officer. In determining the amount of the options awards and performance shares for the named executive officers, the Committee considered the conclusions of its 2013 compensation review described above.

The Company has not historically included a performance measure as a component of vesting of stock options for executive officers because we believe that performance of the Company is an implicit feature of every stock option and that the option itself provides significant incentive to each employee who receives an option (including our executives) to perform his or her job tasks optimally for the overall performance of his or her group and the Company as a whole. It does include performance metrics as the sole measure for the performance-based restricted stock units (or “performance shares”) program described below at “Grants of Plan-Based Awards in 2013 – Equity Compensation” at page 18.

Other Compensation. We maintain general broad-based employee benefit plans in which our executives participate, such as a health insurance plan and a 401(k) plan. These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives and directors to voluntarily defer a portion of their income and performance shares and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives and directors at virtually no cost to us.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits to participants upon a change of control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code) including the named executive officers, in our equity incentive plans and our Variable Incentive Compensation Plan. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. We provide the limited change of control benefits to encourage our executives to seek out and pursue business transactions that could be beneficial to ADTRAN and its stockholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Employee Stock Incentive Plan and Variable Incentive Compensation Plan were designed to meet the requirements so that awards and annual VICC under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for ADTRAN. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.

Risk Assessment

We have evaluated our compensation program and each element of the program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on ADTRAN. The Compensation Committee has attempted to create a compensation system that values current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short term risk taking, we believe the risk is more than offset by the fact that an annual cash incentive is only one of three elements of our overall compensation program; and the Compensation Committee has the ability to utilize discretion to reduce the amount of annual cash incentive awards if an executive officer takes unnecessary risks.

We believe the two other elements of our total compensation program – base salaries and long term equity awards – are either risk neutral or help lower risk. The Compensation Committee determines the annual base salaries based on numerous factors, as discussed above. These factors lend themselves to an overall evaluation that emphasizes improvement of ADTRAN and its operations rather than taking risks for short term gain. Our equity incentive awards vest or are earned over several years, so while the potential compensation an executive can receive through equity incentive awards is tied directly to appreciation of our stock price or other performance metrics, taking excessive risk for a short term gain is incompatible with an executive officer maximizing the value of equity incentive awards over the long term.

Clawback Policy

The Board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes stock options, performance shares and other monetary or equity-based compensation awards. To implement this policy, the Board has entered into a current agreement with each of the named executive officers providing for their agreement to such repayment.

Policy Against Hedging Instruments

Under the Company’s Insider Trading Policy, employees and directors of the Company and any designee of any employee or director, are prohibited from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, exchange funds, and options) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE William L. Marks, Chairman H. Fenwick Huss Balan Nair Roy J. Nichols

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 the total compensation earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2013 (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6) (7)	Total ($)
Thomas R. Stanton Chief Executive Officer	2013	$560,000	—	$375,523	$631,911	—	—	$21,711	$1,589,145
	2012	$560,000	—	$263,625	$401,613	—	—	$12,044	$1,237,282
	2011	$535,000	—	$524,675	$717,779	$1,440,000	—	$37,508	$3,254,962

James E. Matthews Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary	2013	$321,360	—	$110,880	$183,974	—	—	$13,571	$629,785
	2012	$321,360	—	$77,840	$116,925	—	—	$10,604	$526,729
	2011	$309,000	—	$154,920	$208,974	$350,000	—	$17,683	$1,040,577

James D. Wilson, Jr. Senior Vice President and General Manger – Carrier Networks	2013	$292,114	—	$85,932	$167,976	—	—	$12,812	$558,834
	2012	$292,114	—	$60,326	$106,758	—	—	$10,468	$469,666
	2011	$280,340	—	$120,063	$190,802	$310,000	—	$15,932	$917,137

Raymond R. Schansman Senior Vice President and General Manger – Enterprise Networks	2013	$290,578	—	$85,932	$167,976	—	—	$12,812	$557,298
	2012	$290,578	—	$60,326	$106,758	—	—	$10,468	$468,130
	2011	$278,065	—	$120,063	$190,802	$310,000	—	$15,932	$914,862

Michael Foliano Senior Vice President – Global Operations	2013	$285,171	—	$85,932	$151,442	—	—	$12,812	$535,357
	2012	$285,171	—	$60,326	$96,249	—	—	$10,468	$452,214
	2011	$279,579	—	$120,063	$172,021	$200,000	—	$13,788	$785,451

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our nonqualified deferred compensation plan.
(2)	Represents the aggregate grant date fair value of stock awards made during 2013, 2012 and 2011 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 3 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures. The maximum values of the awards, assuming the highest level of performance conditions is probable, are: for Mr. Stanton $480,372, $341,188 and $676,360 for the 2013, 2012 and 2011 awards, respectively; for Mr. Matthews $141,839, $100,742 and $199,708 for the 2013, 2012 and 2011 awards, respectively; for Mr. Wilson $109,925, $78,075 and $154,774 for the 2013, 2012 and 2011 awards, respectively; for Mr. Schansman $109,925, $78,075 and $154,774 for the 2013, 2012 and 2011 awards, respectively; and for Mr. Foliano $109,925, $78,075 and $154,774 for the 2013, 2012 and 2011 awards, respectively.
(3)	Represents the aggregate grant date fair value of option awards made during 2013, 2012 and 2011 computed in accordance with the Stock Compensation Topic of the FASB ASC. Fair value was calculated using the Black-Scholes options pricing model. For a description of the assumptions used to determine these amounts, see Note 3 in each of the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, 2012 and 2011, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(4)	No amounts were earned for 2012 or 2013 pursuant to the Variable Incentive Compensation Plan.
(5)	Amounts reported in this column in the Company’s proxy statement for the 2011 Annual Meeting are included in the column titled “All Other Compensation.”

(6)	Consists of:
(a)	ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. In 2013, 2012 and 2011, the 401(k) plan required us to match 100% of an employee’s contributions to the plan (up to the first 3% of such employee’s annual compensation) and 50% of an employee’s contributions to the plan (up to the next 2% of such employee’s annual compensation). Compensation that may be considered in calculating the contribution amount for each employee is limited to $255,000 for 2013, $250,000 for 2012 and $245,000 for 2011. The amount of contributions included are $10,200 for 2013, $10,000 for 2012 and $9,800 for 2011 for each of Mr. Stanton, Mr. Matthews, Mr. Wilson, Mr. Schansman and Mr. Foliano.
(b)	Accrued dividend credits on restricted stock awards, which are paid in cash upon vesting of those shares under the applicable awards. The amounts included for 2013 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2013. The amounts included for 2012 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2012. The amounts included for 2011 are the value of the dividend credits accrued on the basis of the number of performance shares that would have been issued under the applicable grants at the performance targets achieved as of December 31, 2011. The actual amount of dividends earned with respect to each grant of performance shares is determined upon final determination of the applicable performance target met by the Company upon vesting of the performance shares.

(7)	Amounts shown with respect to 2013 include the value of the dividend credits accrued on restricted stock in 2013, as discussed in footnote (6)(b) above, with respect to the grants of performance shares in each of 2010, 2011, 2012 and 2013. The value of the dividend credits are reported with respect to the year in which they were accrued and not in the year in which they vested and were actually paid. The value of the dividends actually earned and paid, in cash, in November 2011 upon vesting of the 2008 grant of performance shares, was $29,926 for Mr. Stanton, $8,430 for Mr. Matthews, $6,533 for Mr. Wilson, $6,533 for Mr. Schansman and $3,583 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2012 upon vesting of the 2009 grant of performance shares, was $3,127 for Mr. Stanton, $881 for Mr. Matthews, $683 for Mr. Wilson, $683 for Mr. Schansman and $374 for Mr. Foliano. The value of the dividend credits actually earned and paid, in cash, in November 2013 upon vesting of the 2010 grant of performance shares was $7,004 for Mr. Stanton, $1,972 for Mr. Matthews, $1,529 for Mr. Wilson, $1,529 for Mr. Schansman and $1,529 for Mr. Foliano. Based on the number of performance shares that would have been issued under the applicable grants at the performance targets achieved at December 31, 2012, the value of the total dividends earned for all grants of performance shares as of December 31, 2012 represents a decrease in the value of the dividend credits earned with respect to the 2009 and 2010 grants as previously calculated using the performance targets achieved as of December 31, 2011 in the following amounts: $10,964 for Mr. Stanton; $3,088 for Mr. Matthews; $2,393 for Mr. Wilson; $2,393 for Mr. Schansman; and $1,435 for Mr. Foliano.

Grants of Plan-Based Awards in 2013

								All Other Stock	All Other Option
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Thomas R. Stanton	11/2/2013 (1)								75,366	$23.64	$631,911	(4)
	—	$133,000	$760,000	$1,520,000
	11/2/2013 (3)				3,387	13,547	20,321				$375,523	(5)

James E. Matthews	11/2/2013 (1)								21,942	$23.64	$183,974	(4)
	—	$31,850	$182,000	$364,000
	11/2/2013 (3)				1,000	4,000	6,000				$110,880	(5)

James D. Wilson, Jr.	11/2/2013 (1)								20,034	$23.64	$167,976	(4)
	—	$24,180	$161,200	$322,400
	11/2/2013 (3)				775	3,100	4,650				$85,932	(5)

Raymond R. Schansman	11/2/2013 (1)								20,034	$23.64	$167,976	(4)
	—	$24,180	$161,200	$322,400
	11/2/2013 (3)				775	3,100	4,650				$85,932	(5)

Michael Foliano	11/2/2013 (1)								18,062	$23.64	$151,442	(4)
	—	$18,375	$105,000	$210,000
	11/2/2013 (3)				775	3,100	4,650				$85,932	(5)

(1)	Grants of stock options under our 2006 Employee Stock Incentive Plan.
(2)	Reflects the possible annual VICC for 2013 payable under our Variable Incentive Compensation Plan, as described under “Annual Incentive Awards” below. Actual amounts paid to our named executive officers under the plan for 2013 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(3)	Grants of performance shares under our 2006 Employee Stock Incentive Plan.
(4)	Represents the grant date fair value of option awards made in 2013. For a description of the assumptions used to determine these amounts, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(5)	Represents the grant date fair value of performance shares granted in 2013 at the probable outcome against performance targets. For a description of the assumptions used to determine these amounts, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Annual Incentive Awards

We provide our named executive officers with the opportunity to earn annual VICC under our Variable Incentive Compensation Plan. Under the Variable Incentive Compensation Plan, within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Compensation Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the Variable Incentive Compensation Plan.

In January 2013, our Compensation Committee established a group of VICC programs under the Variable Incentive Compensation Plan to determine 2013 amounts and designated each executive as a participant in a particular program. Each program was designed to encourage growth in company pretax income and company revenue, including international revenue, carrier networks revenue and enterprise networks revenue. VICC was available under each program only if both of certain minimum pretax income and revenue thresholds were achieved. If these minimum thresholds were achieved, VICC was available in multiple categories (no more than four categories for any participant): pretax income, total revenue, carrier network revenue, enterprise network revenue, international revenue, and certain other subcategories of revenue. VICC was scaled depending upon the amount of growth the company experienced in excess of the minimum threshold in any category. In order to measure the value of each possible VICC award, the programs assigned to each participating executive a number identified as the target VICC. VICC available in each category was expressed as percentages of the target VICC and ranged from a small percentage if the required threshold was reached through the possibility of as much as 200% of the target VICC. In no event could any executive receive more than 200% of the target VICC in any combination of VICC awards for all categories. In determining the target VICC for each executive the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the outcomes in the several categories under which VICC could be earned as well as the executive’s prior contributions to company performance.

Under the program in which Messrs. Stanton, Matthews and Foliano participated, they could earn VICC only if each of total company pretax income and total company revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, they could earn VICC for growth in any one of total company pretax income, total company revenue or total company international revenue.

Under the program in which Mr. Schansman participated, he could earn VICC only if each of total company pretax income and total enterprise networks revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, he could earn VICC for growth in any one of total company pretax income, total enterprise networks revenue or certain other subcategories of revenue.

Under the program in which Mr. Wilson participated, he could earn VICC only if each of total company pretax income and total carrier networks revenue grew by at least 2.5% over the prior year. If these two threshold growth measures were both achieved, he could earn VICC for growth in any one of total company pretax income, total carrier networks revenue, total company international revenue or certain other subcategories of revenue.

None of the threshold growth targets established by the Compensation Committee was achieved. Consequently, as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, no VICC was awarded to our named executive officers for 2013 under the Variable Incentive Compensation Plan.

Equity Compensation

We granted stock options and performance-based restricted stock units, or “performance shares,” during 2013 to our named executive officers under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The Stock Incentive Plan permits awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards. The total number of remaining shares authorized for grant for awards other than options under all equity compensation plans at December 31, 2013 was 3,105,994 shares.

The per share exercise price of the options we granted to our named executive officers during 2013 was equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Stock Incentive Plan as the closing price of our common stock on the business day immediately before the date of grant. The option price may be paid in cash, in shares of our common stock, by broker-assisted cashless exercise (if permitted by applicable laws and regulations), or by any other method permitted by the Committee.

The options we granted in 2013 to our named executive officers will become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date. The options become immediately vested and exercisable upon the executive’s death or disability, and upon a change of control. The options may be exercised for one year after termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause, in which case the options immediately terminate. In addition, the Compensation Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the options are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

The number of performance shares earned by the executive officers under the 2013 grant is based on our relative total shareholder return, or “TSR,” against a peer group over a three-year performance period. The peer group is set forth above in “Compensation Discussion and Analysis – Components of Executive Compensation – Long-Term Incentive Awards.” Depending on our relative TSR over the performance period, the executive officers may earn shares of common stock on a sliding scale from 0% to 150% of the performance shares (approximately 2.5% of the grant for each 1 percentile increase up to 100% of the grant and then approximately 1.67% of the grant for each 1 percentile increase up to 150% of the grant) granted depending on our relative TSR performance against the peer group, as shown below:

ADTRAN’s TSR Performance Relative to its Peer Group (expressed in a percentile)	Granted Performance Shares Earned (expressed as a percentage)
Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%

Shares earned are distributed at the end of the three-year performance period and after that time there is no additional holding period for the shares. Under the award agreements, a portion of the granted performance shares also vest and become deliverable upon the death or disability of a recipient or upon a change of control of ADTRAN, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control.” The recipients of the performance shares under the award agreements receive dividend credits based on the shares of common stock underlying the performance shares. The dividend credits are vested, earned and distributed in cash upon vesting of the performance shares. Recipients may choose to defer shares under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (12)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Thomas R. Stanton	40,000	(1)	—		—	$22.17	10/18/2014	—	—	—		—
	50,000	(2)	—		—	$30.04	10/17/2015	—	—	—		—
	50,000	(3)	—		—	$22.53	11/3/2016	—	—	—		—
	60,000	(4)	—		—	$23.02	11/5/2017	—	—	—		—
	79,000	(5)	—		—	$15.29	11/6/2018	—	—	—		—
	79,000	(6)	—		—	$23.46	11/7/2019	—	—	—		—
	53,419	(7)	17,806	(7)	—	$33.70	11/6/2020	—	—	—		—
	37,683	(8)	37,683	(8)	—	$30.36	8/31/2021	—	—	—		—
	18,842	(9)	56,524	(9)	—	$16.97	11/3/2022	—	—	—		—
	—		75,366	(11)	—	$23.64	11/2/2023	—	—	3,633	(13)	98,127
	—		—		—	—	—	—	—	20,147	(14)	544,170
	—		—		—	—	—	—	—	16,961	(15)	458,117

James E. Matthews	15,000	(1)	—		—	$22.17	10/18/2014	—	—	—		—
	15,000	(2)	—		—	$30.04	10/17/2015	—	—	—		—
	20,000	(3)	—		—	$22.53	11/3/2016	—	—	—		—
	24,000	(4)	—		—	$23.02	11/5/2017	—	—	—		—
	23,000	(5)	—		—	$15.29	11/6/2018	—	—	—		—
	23,000	(6)	—		—	$23.46	11/7/2019	—	—	—		—
	15,552	(7)	5,184	(7)	—	$33.70	11/6/2020	—	—	—		—
	10,971	(8)	10,971	(8)	—	$30.36	8/31/2021	—	—	—		—
	5,486	(9)	16,456	(9)	—	$16.97	11/3/2022	—	—	—		—
	—		21,942	(11)	—	$23.64	11/2/2023	—	—	1,073	(13)	28,982
	—		—		—	—	—	—	—	5,949	(14)	160,682
	—		—		—	—	—	—	—	5,008	(15)	135,266

James D. Wilson, Jr.	8,000	(2)	—		—	$30.04	10/17/2015	—	—	—		—
	21,000	(6)	—		—	$23.46	11/7/2019	—	—	—		—
	14,200	(7)	4,733	(7)	—	$33.70	11/6/2020	—	—	—		—
	10,017	(8)	10,017	(8)	—	$30.36	8/31/2021	—	—	—		—
	5,009	(9)	15,025	(9)	—	$16.97	11/3/2022	—	—	—		—
	—		20,034	(11)	—	$23.64	11/2/2023	—	—	831	(13)	22,445
	—		—		—	—	—	—	—	4,610	(14)	124,516
	—		—		—	—	—	—	—	3,881	(15)	104,826

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (12)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Raymond R. Schansman	13,000	(2)	—		—	$30.04	10/17/2015	—	—	—		—
	4,543	(3)	—		—	$22.53	11/3/2016	—	—	—		—
	24,000	(4)	—		—	$23.02	11/5/2017	—	—	—		—
	10,500	(5)	—		—	$15.29	11/6/2018	—	—	—		—
	21,000	(6)	—		—	$23.46	11/7/2019	—	—	—		—
	14,200	(7)	4,733	(7)	—	$33.70	11/6/2020	—	—	—		—
	10,017	(8)	10,017	(8)	—	$30.36	8/31/2021	—	—	—		—
	5,009	(9)	15,025	(9)	—	$16.97	11/3/2022	—	—	—		—
	—		20,034	(11)	—	$23.64	11/2/2023	—	—	831	(13)	22,445
	—		—		—	—	—	—	—	4,610	(14)	124,516
	—		—		—	—	—	—	—	3,881	(15)	104,826

Michael Foliano	5,000	(3)	—		—	$22.53	11/3/2016	—	—	—		—
	5,000	(10)	—		—	$27.17	7/16/2017	—	—	—		—
	13,000	(4)	—		—	$23.02	11/5/2017	—	—	—		—
	11,000	(5)	—		—	$15.29	11/6/2018	—	—	—		—
	11,000	(6)	—		—	$23.46	11/7/2019	—	—	—		—
	14,200	(7)	4,733	(7)	—	$33.70	11/6/2020	—	—	—		—
	9,031	(8)	9,031	(8)	—	$30.36	8/31/2021	—	—	—		—
	4,516	(9)	13,546	(9)	—	$16.97	11/3/2022	—	—	—		—
	—		18,062	(11)	—	$23.64	11/2/2023	—	—	—		—
	—		—		—	—	—	—	—	831	(13)	22,445
	—		—		—	—	—	—	—	4,610	(14)	124,516
	—		—		—	—	—	—	—	3,881	(15)	104,826

(1)	The options vested 25% on each of the first four anniversaries of 10/18/2004, the date of grant.
(2)	The options vested 25% on each of the first four anniversaries of 10/17/2005, the date of grant.
(3)	The options vested 25% on each of the first four anniversaries of 11/03/2006, the date of grant.
(4)	The options vested 25% on each of the first four anniversaries of 11/05/2007, the date of grant.
(5)	The options vested 25% on each of the first four anniversaries of 11/06/2008, the date of grant.
(6)	The options vest 25% on each of the first four anniversaries of 11/07/2009, the date of grant.
(7)	The options vest 25% on each of the first four anniversaries of 11/06/2010, the date of grant.
(8)	The options vest 25% on each of the first four anniversaries of 8/31/2011, the date of grant.
(9)	The options vest 25% on each of the first four anniversaries of 11/3/2012, the date of grant.
(10)	The options vest 25% on each of the first four anniversaries of 7/16/2007, the date of grant.
(11)	The options vest 25% on each of the first four anniversaries of 11/2/2013, the date of grant.
(12)	The amounts in this column equal the number of performance shares granted under the 2006 Employee Stock Incentive Plan at the performance level achieved as of December 31, 2013. The performance shares are earned based on our relative TSR over a three-year performance period. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives.
(13)	These amounts reflect the number of performance shares granted on November 6, 2011.
(14)	These amounts reflect the number of performance shares granted on November 5, 2012.
(15)	These amounts reflect the number of performance shares granted on November 3, 2013.
(16)	These amounts reflect the closing price of $27.01 per share on December 31, 2013 and are measured at the performance level achieved as of December 31, 2013.

Option Exercises in 2013

The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2012 fiscal year.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas R. Stanton	—	—
James E. Matthews	—	—
James D. Wilson, Jr.	14,033	$64,376
Raymond R. Schansman	—	—
Michael Foliano	—	—

Nonqualified Deferred Compensation in 2013

The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Thomas R. Stanton	$313,400	—	$1,675,134	—	$7,237,513
James E. Matthews	$129,180	—	$381,644	—	$2,617,915
James D. Wilson, Jr.	$37,848	—	$14,308	—	$75,944
Raymond R. Schansman	$37,848	—	$72,383	—	$652,764
Michael Foliano	$37,848	—	$143,325	—	$582,801

(1)	Includes cash contributions and the value of contributions of restricted stock awards. The cash contribution amounts are included in the “Salary” column of the Summary Compensation Table for 2013 for Messrs. Stanton and, Matthews as follows: Mr. Stanton – $140,000; Mr. Matthews - $80,340.
(2)	The aggregate balance includes amounts previously included in the “Salary” column of the Summary Compensation Table for 2011 Messrs. Stanton, Matthews, Schansman and Foliano as follows: Mr. Stanton - $1,736,650; Mr. Matthews - $563,250; Mr. Schansman - $425,782; Mr. Foliano - $206,205.

We maintain the ADTRAN Inc. Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors. The deferred compensation plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and performance shares and any other equity grants (e.g., restricted stock awards granted to our directors), and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the 1st day of the month following the six month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment and any deferred stock awards will be paid in whole shares of ADTRAN common stock with fractional shares paid in cash; provided that a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over 3 or 10 years.

Potential Payments Upon Termination or Change of Control

This section describes the limited benefits that would be provided to our named executive officers under our executive compensation plans upon a change of control of ADTRAN or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide a table below showing the potential benefits payable to each of our named executive officers upon a change of control of ADTRAN or following termination of employment as of December 31, 2013.

Variable Incentive Compensation Plan

Under the ADTRAN, Inc. Variable Incentive Compensation Plan, in the event of a change of control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-applicable annual VICC, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change of control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change of control and would be for a proportionate share of the annualized amount for the part-year period ending on the change of control event. If there had been a change of control of ADTRAN on December 31, 2013, our executive officers would not have received any payment under this provision, because the minimum levels required under the 2013 performance measures were not attained.

Under the plan, a change of control would occur if:

(1)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires more than 50% of the total fair market value or total voting power of our stock;

(2)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;

(3)	a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or

(4)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

Deferred Compensation Plan

Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. Benefits are not payable from the plan until the 1st day of the month following the six month anniversary of the participant’s separation from service.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause. Under the award agreements, with respect to the performance shares granted under our 2006 Employee Stock Incentive Plan, a portion of the performance shares become immediately vested and earned in the event of death, disability, or upon a change of control. The number of such vested performance shares equals 25% of the total performance shares granted multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

Under the 2006 Employee Stock Incentive Plan, change of control is defined as:

(1)	the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;

(2)	during any 12-month period, a majority of the Board is no longer comprised of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;

(3)	a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or

(4)	the sale or other disposition of all or substantially all of our assets.

An executive is considered retired under the 2006 Employee Stock Incentive Plan if he terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his duties within 15 days after receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Currently, none of our executives have employment contracts.

1996 Employees Incentive Stock Option Plan

Under our 1996 Employees Incentive Stock Option Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate, unless the executive is terminated for cause after a change of control, in which case the options may be exercised for three months after termination. Options may be exercised for one year upon termination due to the executive’s disability or the executive’s death while an employee, or for three months after termination for any reason other than for cause (or the option’s expiration date, if earlier).

Disability under the 1996 plan is defined as total and permanent disability as determined by our Compensation Committee in its sole discretion. Change of control is defined as: (1) the acquisition by a person, group or entity of a sufficient number of shares of our common stock, or securities convertible into our common stock, to hold more than 50% of our common stock; or (2) any sale or other disposition of all or substantially all of our assets. Cause under the 1996 plan means acts by an executive that cause us liability or loss involving: personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), improper use or disclosure of our confidential information or trade secrets, the breach of any contract with ADTRAN, the unlawful trading in securities based on information gained through the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations.

The following table sets forth the potential benefits payable to our named executive officers pursuant to the arrangements described above, assuming termination of employment or a change of control had occurred on December 31, 2013.

Benefit/Plan/Program	Thomas R. Stanton	James E. Matthews	James D. Wilson, Jr.	Raymond R. Schansman	Michael Foliano
Stock Options (1)	$5,061,107	$1,473,477	$1,345,341	$1,345,341	$1,225,498
Performance Shares (2)	$168,481	$49,747	$38,554	$38,554	$38,554
Variable Incentive Compensation Plan (3)	$—	$—	$—	$—	$—
Deferred Compensation Plan (4)	$7,237,513	$2,617,915	$75,944	$652,764	$582,801
Total value upon a change of control (5)	$5,229,588	$1,523,224	$1,383,895	$1,383,895	$1,264,052
Total value upon termination of employment due to death or disability (6)	$12,467,101	$4,141,139	$1,459,839	$2,036,659	$1,846,853
Total value upon termination of employment for any other reason (7)	$7,237,513	$2,617,915	$75,944	$652,764	$582,801
Potential payments upon Termination or Change of Control as a Multiple of Salary and VICC (8)	9.34	4.74	4.74	4.76	4.43

(1)	Amounts represent the potential value of unvested stock options held by the named executive officers under the 2006 Stock Incentive Plan and the 1996 Incentive Stock Option Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2013, based on a price of $27.01 per share, the closing price of our common stock on December 31, 2013.
(2)	Amounts represent the potential value of unvested performance shares that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2013, based on a price of $27.01 per share, the closing price of our common stock on December 31, 2013.
(3)	Represents the amount of the annual VICC that would have been payable to each participant upon a change of control on December 31, 2013.
(4)	Represents the amount payable under the Deferred Compensation Plan upon a termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), including a termination by reason of death or disability, to each participant on December 31, 2013. These amounts equal the account balance of each participant as of December 31, 2013.
(5)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; and (3) amounts payable under the Variable Incentive Compensation Plan, in each case as of December 31, 2013.
(6)	Reflects the sum of (1) the value of accelerated vesting of stock options; (2) the value of shares of common stock received upon partial vesting of unvested performance shares; and (3) amounts payable under the Deferred Compensation Plan, in each case as of December 31, 2013.
(7)	Represents amounts payable to each participant under the Deferred Compensation Plan upon termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code) on December 31, 2013.
(8)	Amounts represent the sum of the potential value of unvested stock options as described in Footnote 1 above, the potential value of unvested performance shares as described in Footnote 2 above, and the amount of the annual VICC that would have been payable as described in Footnote 3 above as a multiple of the salary and VICC received by each individual for the year ending December 31, 2013 as disclosed at Summary Compensation Table above. The amounts payable under the Deferred Compensation Plan are excluded from this calculation because all amounts included in the Plan are amounts of compensation deferred by the executive and the earnings on such amounts and do not include any Company contributions. Under the Company’s change of control arrangements, there is no salary payable upon a change of control other than salary earned but unpaid to the time of the change of control.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
H. Fenwick Huss	$90,000	$80,000	—	—	—	—	$170,000
Ross K. Ireland (3)	$80,000	—	—	—	—	—	$80,000
William L. Marks	$87,500	$80,000	—	—	—	—	$167,500
Balan Nair	$85,000	$80,000	—	—	—	—	$165,000
Roy J. Nichols	$95,000	$80,000	—	—	—	—	$175,000
James L. North	$80,000	$80,000	—	—	—	—	$160,000

(1)	Represents the aggregate grant date fair value of stock awards made during 2013 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see Note 3 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(2)	The aggregate number of option awards outstanding for each of the non-employee directors at December 31, 2013 was as follows:

Name	Options
H. Fenwick Huss	30,000
Ross K. Ireland	20,000
William L. Marks	25,000
Balan Nair	25,000
Roy J. Nichols	30,000
James L. North	30,000

(3)	Ross K. Ireland resigned from the Board effective November 1, 2013.

Non-employee directors of ADTRAN, including Mr. North, our director emeritus, were paid an annual fee of $80,000, plus an annual retainer of $5,000 paid to the Nominating and Corporate Governance Committee chairperson, plus an annual retainer of $10,000 paid to the Audit Committee chairperson, plus an annual retainer of $7,500 paid to the Compensation Committee chairperson. The Board previously approved the payment of an annual fee of $15,000 to the director serving as lead director. This annual fee is in addition to all other fees received for services as a director or as a member or chairman of a committee of the Board. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

Our non-employee directors, including our current director emeritus, are entitled to participate in our 2010 Directors Stock Option Plan, which our stockholders approved at the 2010 annual meeting of stockholders on May 5, 2010. As of December 31, 2013, there were a total of 500,000 shares reserved for issuance under the 2010 Directors Stock Option Plan, of which 140,000 shares were subject to outstanding options, 61,202 were issued as restricted stock awards and 293,798 shares were available for future awards. The 2010 Directors Stock Option Plan provides for automatic equity grants to directors who are not otherwise employees of ADTRAN. Under the 2010 Directors Stock Option Plan newly-elected directors may receive an initial grant and an annual grant in the same calendar year. As of December 31, 2013, there were four directors and one director emeritus eligible to participate in the 2010 Directors Stock Option Plan. The 2010 Directors Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 2010 Directors Stock Option Plan, the Compensation Committee has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the plan, to prescribe, amend and rescind any rules and regulations relating to the plan, and to make all determinations necessary or advisable for the administration of the plan.

Equity grants (nonqualified stock options, restricted stock or restricted stock units) under the 2010 Directors Stock Option Plan have a fixed dollar value determined by reference to a percentage of the Directors’ total remuneration. The annual equity grant has a value equal to 50% of the Directors’ total remuneration for the calendar year (which includes the award under the 2010 Directors Stock Option Plan and excludes any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $120,000. In addition, upon initially joining the Board, a new Director will receive an initial award equal to 50% of the value of the annual grant (detailed above) that was granted in the calendar year prior to the calendar year in which the new Director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2010 Directors Stock Option Plan are in the form of restricted stock, unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of restricted stock units or nonqualified stock options.

Options granted under the 2010 Directors Stock Option Plan (whether in the form of restricted stock, nonqualified stock options or restricted stock units) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the Director’s award agreement. Awards vest earlier if there is a change of control of ADTRAN or if the Director terminates service due to death or disability. The term of any nonqualified stock option is ten years from the date of grant. The Compensation Committee is given the discretion under the 2010 Directors Stock Option Plan to extend this exercise period for outstanding options to the extent permitted by Section 409A of the Internal Revenue Code. The purchase price of the common stock underlying each nonqualified stock option granted under the 2010 Directors Stock Option Plan is 100% of the fair market value of the common stock on the date the option is granted. There is no purchase price for an award of restricted stock or restricted stock units.

If a Director’s service with ADTRAN is terminated for cause, all nonqualified stock options will terminate immediately. Upon termination of a Director’s service due to disability, the nonqualified stock options may be exercised for one year. Upon termination of a Director’s service other than due to death, disability or cause, the nonqualified stock options may be exercised for three months. In addition, if a Director dies while his nonqualified stock options remain exercisable, his beneficiary (as determined under the 2010 Directors Stock Option Plan) may exercise the options for up to one year after the date of death. However, in no case will any option remain exercisable beyond its term. Under the 2010 Directors Stock Option Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. Under the plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion. In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director’s beneficiary can exercise the options for up to one year after the date of the director’s death (or the expiration of the option, if earlier). If an individual ceases to be a Director, his rights with regard to all non-vested restricted stock and restricted stock units granted under the 2010 Directors Stock Option Plan cease immediately.

On December 31, 2013, in accordance with the terms of the 2010 Directors Stock Option Plan, 2,962 shares of restricted stock were granted to each of Messrs. Marks, Nair, Nichols and North and Dr. Huss.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2013, which include the following:

•	ADTRAN, Inc. Amended and Restated 1996 Employees Incentive Stock Option Plan, as amended;

•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan;

•	ADTRAN, Inc. 2010 Directors Stock Option Plan; and

•	ADTRAN, Inc. Amended and Restated 1995 Directors Stock Option Plan, as amended.

Each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	6,493,492		$24.43	5,968,939
Equity Compensation Plans Not Approved by Stockholders	—		—	—

TOTAL	6,493,492	(1)	$24.43	5,968,939	(1)(2)

(1)	Amounts include the number of securities to be issued or to remain available upon achievement of maximum performance in connection with the outstanding performance shares.
(2)	As of December 31, 2013, the shares remaining available for future issuance under equity compensation plans includes 3,105,994 shares that may be used for authorized awards other than stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James L. North, a partner in the law firm of James L. North & Associates, is our director emeritus and as of December 31, 2013, beneficially owned 121,785 shares of our common stock. We paid James L. North & Associates fees of $110,000 for legal services rendered to us during 2013. All bills for services provided by James L. North & Associates are reviewed and approved by our Chief Financial Officer. We believe that the fees for these services are reasonable and comparable to those charged by other firms for services rendered to us.

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of ADTRAN. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – ADTRAN Code of Business Conduct and Ethics.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that, during the fiscal year ended December 31, 2013, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except as described below.

On January 7, 2013, Ross K. Ireland, who resigned from the Board effective November 1, 2013, filed a Form 4 reporting the settlement of dividend equivalent rights for common stock, the disposition of common stock in exchange for phantom stock pursuant to the Company’s deferred compensation plan and the acquisition of shares of common stock pursuant to a grant of restricted stock, all of which occurred on December 31, 2012 and should have been reported within two business days of such date. On May 13, 2013, Mr. Ireland included in a Form 4 the acquisition of phantom stock that accrued on February 21, 2013, which phantom stock should have been reported on a Form 4 at the time of such accrual. On October 28, 2013, Mr. Ireland filed a Form 4 reporting the settlement dividend equivalent rights for common stock and the disposition of common stock in exchange for phantom stock pursuant to the Company’s deferred compensation plan, all of which occurred on October 8, 2013 and should have been reported on a Form 4 within two business days of such date. On the same Form 4, Mr. Ireland also reported the acquisition of phantom stock that accrued on August 8, 2013, which phantom stock should have been reported on a Form 4 at the time of such accrual.

On February 4, 2013, each of Thomas R. Stanton, James E. Matthews, Raymond R. Schansman and Michael Foliano filed a second Form 4/A each amending a Form 4 filed on November 28, 2012 to report that, pursuant to elections made by the respective reporting person, performance shares, which vested on November 7, 2012 were deferred upon vesting and should have been reported as the receipt of phantom stock and not as common stock. On August 15, 2013 and November 14, 2013, each of Fenwick H. Huss, William L. Marks, Balan Nair, Roy J. Nichols, James L. North and Ross K. Ireland reported the acquisition of dividend equivalent rights which accrued on August 8, 2013, and November 7, 2013, respectively, which accruals should have been reported on a Form 4 upon the occurrence of such accruals. On December 5, 2013, each of Thomas R. Stanton, James E. Matthews, Raymond R. Schansman, Michael Foliano and James D. Wilson filed a Form 4 reporting the receipt of phantom stock pursuant to the Company’s deferred compensation plan that accrued on August 8, 2013 and November 7, 2013, which accruals should have been reported on a Form 4 upon the occurrence of such accruals.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2013. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2013 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2013. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380), as amended or superseded.

In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2013 and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2014.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

AUDIT COMMITTEE
H. Fenwick Huss, Chairman
William L. Marks
Balan Nair
Roy J. Nichols

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe that our compensation policies and procedures, which include the pay for performance components that have been described previously in this Proxy Statement, are strongly aligned with the long-term interests of our shareholders. This advisory Shareholder resolution is commonly known as “Say-on-Pay.” The Board has determined to present this resolution for consideration annually. This resolution is included to provide shareholders the opportunity to endorse or not endorse our executive pay program and policies, and the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S—K, through the following advisory proposal:

“RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company as well as the compensation of the named executive officers, all as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee.

The Board of Directors unanimously recommends a vote “For” approval of the “Say-on-Pay” proposal.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees and expenses for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2013 and 2012 are set forth below. The aggregate fees and expenses included in the Audit category are fees and expenses billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees and expenses included in each of the other categories are fees and expenses billed in the fiscal years.

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$1,114,393	$1,157,340
Audit-Related Fees	$45,058	$62,782
Tax Fees	—	$6,446
All Other Fees	—	—

Total	$1,159,451	$1,226,568

Audit Fees for the fiscal years ended December 31, 2013 and 2012 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees as of the fiscal years ended December 31, 2013 and 2012 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.

Tax Fees as of the fiscal years ended December 31, 2013 and 2012 were for services related to tax compliance and preparation of international tax returns.

All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2013 and 2012.

We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of audit-related, tax and other services (other than audit services) that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved services and attaches the list as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of these generally pre-approved services. For fiscal year 2013, that limit was set at $60,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2015 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2015 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before December 5, 2014 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (1) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (2) the name and address, as they appear on our books, of the stockholder submitting the proposal, (3) the class and number of shares that are beneficially owned by such stockholder, (4) the dates on which the stockholder acquired the shares, (5) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (6) any material interest of the stockholder in the proposal, (7) a statement in support of the proposal and (8) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors.

Thomas R. Stanton
Chairman of the Board

Huntsville, Alabama

April 4, 2014

Our 2013 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ADTRAN INC. 901 EXPLORER BOULEVARD HUNTSVILLE, AL 35806

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 13, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.              DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Thomas R. Stanton 02 H. Fenwick Huss 03 William L. Marks 04 James E. Matthews 05 Balan Nair
06	Roy J. Nichols
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Say-on-Pay Resolutions, Non-binding approval of the executive compensation policies and procedures of ADTRAN as well as the compensation of the named executive officers.					☐	☐	☐
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2014.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000195588_1    R1.0.0.51160

ANNUAL MEETING OF STOCKHOLDERS OF

ADTRAN, INC.

May 14, 2014

Please contact Investor Relations at 256-963-8220 for information on how to attend the meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement for the 2014 Annual Meeting of Stockholders, and the 2013 Annual Report is/are available at www.proxyvote.com.

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ADTRAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas R. Stanton and James E. Matthews, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Wednesday, May 14, 2014, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side thereof.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR ALL” in Proposal 1, and “FOR” each of Proposal 2 and Proposal 3. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to James E. Matthews, Secretary of ADTRAN, by executing and delivering to Mr. Matthews a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by appearing at the Annual Meeting and voting in person.

        Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000195588_2    R1.0.0.51160